EXHIBIT 11

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BAIRNCO CORPORATION
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
FOR THE QUARTERS ENDED MARCH 29, 1997 AND MARCH 30, 1996
(Unaudited)

                                          1997           1996
PRIMARY EARNINGS PER SHARE:

Net income                                $  2,173,000   $  2,109,000

Average common shares outstanding            9,393,000      9,948,000
Common shares issuable in respect to
  common	stock equivalents, with a
  dilutive effect                              142,000        121,000
Total common and common equivalent shares    9,535,000     10,069,000

Primary Earnings Per Common Share         $       0.23   $       0.21


FULLY DILUTED EARNINGS PER SHARE:

Net income                                $  2,173,000   $  2,109,000

Total common and common equivalent shares    9,535,000     10,069,000
Additional common shares assuming full
  dilution                                         --             --
Total common shares assuming full
  dilution                                   9,535,000     10,069,000

Fully Diluted Earnings Per Common Share   $       0.23   $       0.21


Earnings per share are based on the average number of shares outstanding during each period. Primary earnings per share include all common stock equivalents. Fully diluted earnings per share include all common stock equivalents plus the additional common shares issuable assuming full dilution.










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